Schedule for Computation      Initial
of Fund Performance Data      Invest of:   $1,000
                              Offering
Star Market Cap. Fund         Price/
                              Share=       $10.00
Return Since Inception
  ending 3/31/98              NAV=         $9.97

FYE:  November 30
                                           Begin                          Capital   Reinvest   Ending                   Total
DECLARED: QUARTERLY           Reinvest     Period           Dividend      Gain      Price      Period         Ending    Invest
PAID:  QUARTERLY              Dates        Shares           /Share        /Share    /Share     Shares         Price     Value
                              12/30/97     100.000          0.012000000   0.00000   $9.88      100.121        $11.23    $1,124.36







$1,000 (1+T) =                End Value
T =                           12.44%

